ARTICLES OF AMENDMENT

                                     TO THE

                          ARTICLES OF INCORPORATION OF

                      INNOVATIVE PROPERTY DEVELOPMENT CORP.


                  Pursuant to the Provisions of Section 16-10a-1001 of the Utah Business Corporation Act, the undersigned persons, desiring to amend the Articles of Incorporation of Innovative Property Development Corp., under the Corporation laws of the State of Utah, do hereby sign, verify, and deliver to the Division of Corporations and Commercial Code of the State of Utah this Amendment to the Articles of Incorporation for the above-named company (hereinafter referred to as the "Corporation"):

                  Pursuant  to  the  provisions  of  Section  16-10a-1003,   the
amendment contained herein was duly approved and adopted by a majority of shareholders and by the board of directors of the Company.

                  FIRST: The Articles of Incorporation of the Corporation were first filed and approved by the Utah Department of Commerce, Division of Corporations and Commercial Code on August 27, 1992, the corporation was then known as TAC, Inc.

                  SECOND: The following amendments were adopted by a majority of the shareholders of the issued and outstanding shares of Common Stock entitled to approve such an amendment.

                  THIRD: Article I of the Articles of Incorporation of the Corporation is amended and stated in its entirety to read as follows:

                                    ARTICLE I

                  The name of the company shall be CHINAMALLUSA.COM, INC.

DATED this 1st Day of June, 1999.

                                                      /s/ Richard Surber
                                                      --------------------------
                                                       Richard Surber, President